Exhibit 99.1

HANSEN MEDICAL SECURES $30 MILLION DEBT FACILITY

MOUNTAIN VIEW, Calif. – December 9, 2011 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible catheter robotics and the developer of robotic technology for accurate 3D control of catheter movement, today announced that it has secured a $30 million debt facility through Oxford Finance and Silicon Valley Bank. The proceeds from this financing will be used for general corporate purposes.

“We are pleased to have secured this debt financing by extending our long-term, strong relationship with Silicon Valley Bank, and adding a new financial partner in Oxford Finance”, said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “This facility, along with the recently announced $10 million equity private placement, and $3 million milestone payment received under our joint development agreement with Philips, provides the company with a strong cash position as we begin the commercialization of our Magellan™ Robotic System in Europe and anticipate the Magellan’s 510(k) clearance and initial launch in the US in the second quarter of 2012.”

The facility includes an interest rate of 9.45% and requires monthly interest-only payments through December 2012, with the possibility of extending the interest-only period through June 2013 if the company receives 510(k) clearance of the Magellan Robotic System by December 31, 2012. Further information with respect to the loan arrangement is contained in a Current Report on Form 8-K filed today by Hansen Medical with the Securities and Exchange Commission.

The DiBari Group acted as debt advisor for the financing.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Sensei® X Robotic Catheter System and Artisan® Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei® System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei® X System and Artisan® Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei® X System and Artisan® Control Catheter are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. The Company’s Magellan(TM) Robotic System, NorthStar(TM) Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone conformity assessment and CE marking and are commercially available in the European Union. In the U.S., the Magellan(TM) Robotic System, the NorthStar(TM) Robotic Catheter and accessories are the subject of a pending 510(k) with the FDA and are not commercially available. Additional information can be found at www.hansenmedical.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $1.5 billion in loans, with lines of credit ranging from $500 thousand to $50 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Illinois, Massachusetts and North Carolina. For more information, visit www.oxfordfinance.com.

About Silicon Valley Bank

Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 26 U.S. offices and seven international operations. (Nasdaq:SIVB – News) www.svb.com. Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System.

The DiBari Group, LLC

The DiBari Group is a financial advisory and consulting firm dedicated to procuring debt capital for both public and private companies in various stages of development. The firm has supported high growth companies for over 10 years with an emphasis in technology, healthcare and life sciences. For more information visit www.dibarigroup.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipate” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 7, 2011 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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Investor Contacts:

Peter J. Mariani

Chief Financial Officer

Hansen Medical, Inc.

650.404.5800

FTI Consulting, Inc.

Sharrifah Al-Salem, CFA

415.293.4414

John Capodanno

212.850.5705